Exhibit 10.52
June 27, 2012
Dear Weifang,
We are pleased to confirm our offer of employment to you as SVP, Chief Commercial Officer, at UL LLC. In this position you will report directly to Mr. Keith Williams, President and CEO. You will be based in Northbrook, but may be required to travel from time to time for operational reasons.
1.Commencement
Your employment with UL LLC will begin on a mutually agreed upon date.
2.Salary
Your total gross annual salary will be $350,000.00. $233,450.00 will be paid in US payroll in semi-monthly installments of $9,727.08 and HK.$ 903,263 ($116,550.00) will be paid under the terms and conditions that are outlined in your Hong Kong employment contract.
3.Benefits
You will be eligible to participate in UL's U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will be provided with the details about the Benefits Program during your relocation period.
4.Incentive Plan
You are eligible to participate in the Annual Employee Incentive Plan (AEIP) with a target of forty percent (40%) of year-end salary. The actual amount of your incentive payment will be determined in line with the Plan. Notwithstanding above, the amount of compensation paid to you, is subject to limits imposed by IRS code 4958.
5.Equity Compensation
Pending the approval of the Cash Settled Stock Appreciation Rights (CSAR) Plan by the Board of Directors, you will eligible to participate in the CSAR with a target of twenty percent (20%) of year-end salary. The actual amount of your incentive payment will be determined in line with the Plan. Notwithstanding above, the amount of compensation paid to you, is subject to limits imposed by IRS code 4958.
6.Executive Allowance
You will be eligible to receive an Executive Allowance of $18,000 annually that will be paid semi-monthly. This allowance is subject to change at any time by the UL family of companies.
7.Assignment Allowance
You are eligible for an Assignment Allowance of $80,000 annually that will be paid semi• monthly. You will be eligible to receive this allowance for a period of three (3) years after your start date.
8.Annual Leave/Vacation
You will be eligible to accrue up to twenty five (25) days of vacation per year as provided in UL's vacation policy in addition to the eleven (11) paid U.S. holidays.

9.Relocation
You will be provided relocation under terms and conditions of the UL relocation policy. A summary of your offer and the relocation is attached in Addendum l.
10.Settling In Allowance
A one-time settling in allowance of two months' gross base salary USD 58,333.33 prior to the beginning of our assignment will be paid. This is not a regular component of your salary and will not be included when benefits, incentive/bonus payments, or performance based salary increases are calculated.
11.Ethics and Privacy
You agree that during your employment you will maintain the highest ethical standards in all aspects of your work. You have read, understand and agree to comply with UL's Standards of Business Conduct. Further, you agree that you will comply with the foreign corrupt practices laws, regulations, and other legal requirements including the U.S. Foreign Corrupt Practices Act and UK Bribery Act.
You consent to us: Collecting personal information about you from time to time for our personnel administration
12.Conflict of Interest
You agree that during your employment you will always act in the best interests of UL to avoid any actual or potential conflict of interest that may influence you in the performance of your job. You also agree that if you do have any actual or potential conflict of interest, you will inform your manager immediately.
In addition, if you participate in the certification process you will not:
(a)Perform the final review or take part in the subsequent certification decision of any product or management system; or
(b)Participate in resolving any complaint or appeal filed with UL by any customer of UL for any customer of UL for which you were previously employed, or worked for as a consultant, at any time during the two-year period immediately preceding the date the work project is assigned to you or the date you are asked to participate in the dispute resolution process.
13.Non-Compete
You agree that during your employment with UL and for a period of one (1) year following the termination of your employment with UL for any reason, you will not, without the express written consent of the President of UL, be employed by, consult with or manage any business entity or person involved in activities which are competitive with UL.
14.Non-Solicitation
You agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee to leave the services of the UL.

15.Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company. You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
This Offer is subject to:
•Proven legal eligibility to work in the country of employment.
* This agreement is subject to the Employee Manual, which may be changed from time to time upon the sole discretion of UL.
Attachment:    Standards of Business Conduct
Employee Confidentiality and Invention Assignment Agreement (appendix A) Addendum 1 - Summary of assignment

Sincerely,	I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

/s/ Keith Williams	/s/ Weifang Zhou
Keith Williams	Mr. Weifang Zhou
President & CEO

8-16/2012
Date	Date

Weifang Zhou - Beijing Office **Offer**

	RMB		USD	
Base	CNY	2,209,319	$	350,000
AEIP	CNY	883,728	$	140,000
Executive Allowance	CNY	113,622	$	18,000
CSAR	CNY	441,864	$	70,000
Assignment Allowance	CNY	504,987	$	80,000
Employer's Contributions*	CNY	88,373	$	14,000
Total	CNY	4,241,892	$	672,000

*Contributions are 401k

Child education expense	$25,000	Based on reimbursement & Mxm. 25k per year for three years.

Payments		NOTE
Tax Preparation Assistance	$12,300	for 3 years of assignment - company will pay provider directly
Language classes	$6,000	paid through reimbursement
Settling in Allowance	$58,333	two months salary - one time payment upon arriving in US
Housing finding assistance	$5,000	includes general relocation assistance - company will pay provider directly
Temporary Living	$5,000	up to one month if applicable - company will pay directly if possible
3 months security deposit	$4,500	if applicable - company will pay directly if possible
meals/transportation during temp living	$6,000	reimbursement
Orientation trip airfare	$6,000	reimbursement
Orientation trip hotel	$750	reimbursement
Orientation trip meals	$1,000	reimbursement
Household Goods Shipping	$75,000	Based on reimbursement & mxm up to 75k. - company will pay directly
Home Leave Trip	$8,500	employee, spouse and child - reimbursement

Repatriation

Movement of household goods back to home country (includes insurance).

Reimbursement of airfare and travel to home location (airfare limited to economy or economy plus class tickets only).

-Excess baggage expenses for a maximum of two additional checked bags will be reimbursed with receipts.

-UL will reimburse reasonable expenses such as taxi and reasonable gratuity with receipts.

If there are any foreign tax liability issues, UL will provide and pay for tax preparation assistance any succeeding years which were affected by the assignment, as necessary.

Depending on assignment length/HR approval - temporary housing for up to 30 days, including meals and local transportation.